EXHIBIT 10.24
CHANGE OF CONTROL AGREEMENT
     This CHANGE OF CONTROL AGREEMENT (“Agreement”) is made as of the 13th day of December, 2006 between Moldflow Corporation, a Delaware corporation (the “Company”), and Gregory W. Magoon (“Employee”).
     WHEREAS, the Company and the Employee desire that the Employee receive certain benefits in the event that his employment with the Company is terminated at or following a change of control of the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Position and Duties. As of the date of this Agreement, Employee is serving as the Corporate Controller and has such duties as may from time to time be prescribed by the Chief Executive Officer or the Chief Financial Officer of the Company. Employee and the Company agree that his position, title and duties may change from time to time and that the terms of this Agreement are not dependent on any specific position, title or duties. Employee’s annual compensation plan shall be determined in the normal course of business by the Company and shall not be modified by anything in this Agreement. This Agreement is not designed as a guarantee or contract of employment and Moldflow and Employee retains all rights to terminate the employment relationship for any reason at any time.
2. Change of Control Benefit: In the event that within six months of the closing of a Change of Control, Employee’s employment with Moldflow Corporation or any entity that assumes this Agreement as part of any Change of Control is terminated by Moldflow or such assuming entity for any reason other than for gross negligence or willful misconduct, then Employee will be entitled to the following benefits:
a.	Upon termination and subject to the signing by Employee of a release in the form presented by the Company or any successor entity, Employee will be entitled to receive:
i.	An amount equal to 24 weeks of his current base salary.

ii.	An amount equal to Employee’s current “at plan” bonus.

iii.	The amounts determined pursuant to Section (a) (i) and (a) (ii) shall be referred to the Termination Amount, which Termination Amount shall be paid in a lump sum within 30 days following the effective date of the release.
b.	In addition to payment of the Termination Amount, the Employee may elect to continue the current group medical and dental insurance coverage for up to 18 months following the termination date provided that Employee or his eligible dependent(s) remain eligible for such coverage under the federal law known as “COBRA.” If Employee elects such continuation coverage and remains eligible, the Company, or successor company, would continue to pay on his behalf for 24 weeks following the Termination Date, 100% of the medical and dental premiums that it pays for active employees with the same coverage (the “Benefit Continuation”).

c.	The payment of the Termination Amount and the Benefit Continuation will be subject to all required withholdings and tax payments and is payable subject to the continued compliance by Employee with the terms of the Confidentiality, Non-Solicitation and

Non-Compete Agreement dated March 8, 2001. To the extent required by Section 409A of the Internal Revenue Code and the regulations thereunder to avoid imposition of the 20% additional tax, the Termination Amount may be delayed until at least six (6) months after the date of termination.
3. Change in Control: For purposes of this Agreement, “Change in Control” shall mean any of the following:
a.	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty percent (40%)or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) or (B) the then outstanding shares of Company’s common stock, par value $0.01 per share (“Common Stock”) (other than as a result of an acquisition of securities directly from the Company); or

b.	persons who, as of the Commencement Date, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

c.	the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.
     Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to forty percent (40%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or

(B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns forty percent (40%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (a).
4. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Employee:
At his home address as shown
in the Company’s personnel records;
if to the Company:
Moldflow Corporation
492 Old Connecticut Path
Framingham, MA 01701
Attention: Chief Executive Officer
Copy to: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
5. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.
6. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Employee and such officer of the Company. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).
7. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement is effective on the date and year first above written.

MOLDFLOW CORPORATION

By:	/s/ Roland Thomas

Its:	President and Chief Executive Officer

EMPLOYEE

/s/ Gregory W. Magoon

Gregory W. Magoon

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